Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 14, 2019 by and among P&F Industries Inc., a Delaware corporation (the "Company"), and each of the undersigned sellers listed on Exhibit A attached hereto (each a “Seller” or the “Seller” and, collectively, the “Sellers”). Each Seller is acting severally and not jointly with any other Seller, including, without limitation, the obligation to sell the Purchased Shares (as defined below) hereunder and the representations and warranties of Seller hereunder (which are made by Seller as to itself only).

WHEREAS, Seller directly owns shares, beneficially and of record, of the issued and outstanding common stock, par value $0.01 per share, of the Company ("Company Shares"); and

WHEREAS, Seller desires to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein) that number of Company Shares (the “Purchased Shares”) as set forth on Exhibit A attached hereto, for a total aggregate purchase price as set forth opposite such Seller’s name on such Exhibit A (the “Purchase Price”), at a price per share of $7.6193, which is 97% of the value weighted average price of the Company Shares over the 20 trading days ended on February 7, 2019.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; ClOSINGS

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from Seller, the Purchased Shares, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements, claims or other interests of any kind or nature whatsoever (collectively, "Liens").

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to Seller the Purchase Price in cash pursuant to the wire transfer instructions as previously provided to Company.

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.4 Closing.

(a)       The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, on the Nasdaq Stock Market trading day immediately following the date hereof at the offices of the Company or at such other place, date or time as the parties may agree in writing (the " Closing Date"); provided that the Company's obligations to consummate the transactions contemplated by this Agreement shall be conditioned on (a) no condition existing on Closing Date which would prevent the Company from drawing funds under that certain Second Amended and Restated Loan and Security Agreement among the Company and certain of its subsidiaries as Borrowers and Guarantors and Capital One, National Association, as Agent and Lender, as amended or otherwise modified through the date hereof, and (b) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

(b)       Notwithstanding anything contained in this Agreement to the contrary (i) if the conditions precedent to the Company’s obligations to consummate the Closing with respect to a Seller are not satisfied on or before 5:00 p.m. New York time on February 19, 2019, then the Company may terminate the Agreement with respect to such Seller or the Sellers on written notice to such Seller or the Sellers, as the case may be, whereupon the Company shall have no obligation or liability to the Seller or Sellers, as the case may be, under this Agreement whatsoever and (ii) if the conditions precedent to Seller’s obligations to consummate the Closing are not satisfied on or before 5:00 p.m. New York time on February 19, 2019, Seller may terminate the Agreement on written notice to the Company, whereupon Seller shall have no obligation or liability to the Company under this Agreement whatsoever

Section 1.5 Closing Deliveries.

(a)       At the Closing, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to Seller the Purchase Price by wire transfer of immediately available funds to such account pursuant to the wire transfer instructions as previously provided to the Company.

(b)       At the Closing, Seller shall deliver or cause to be delivered to the Company all of the Purchased Shares by transfer via the Depository Trust Company Deposit and Withdrawal at Custodian System ("DWAC") in accordance with the instructions specified in writing prior to the Closing Date, such delivery to be confirmed as “settled” and not subject to reversal or cancellation at or prior to the Closing.

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ARTICLE II

COVENANTS

Section 2.1 Public Announcement; Public Filings. Prior to the open of the Nasdaq Stock Market on the trading day immediately following the date hereof, the Company shall issue a press release (in substantially the form attached hereto as Exhibit B) announcing the entry into this Agreement and describing the terms of the transaction contemplated by this Agreement and any other material, non-public information that the Company may have provided the Sellers at any time prior to the issuance of the Press Release. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby that is inconsistent with, or are otherwise contrary to, the statements in the press release.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Seller

 Seller hereby makes the following representations and warranties to the Company:

Section 3.1 Existence; Authority. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

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Section 3.3 Ownership. Seller, in its own name or in nominee name through one of its custodian’s accounts, is the sole record and beneficial owner of the Purchased Shares, free and clear of any and all Liens. Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company, and Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Shares.

Section 3.4 Good Title Conveyed. The delivery of Purchased Shares through DWAC will effectively vest in the Company good, valid and marketable title to all Purchased Shares, free and clear of any and all Liens.

Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Seller threatened against such party that could impair the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6 Other Acknowledgments.

(a)       Seller hereby represents and acknowledges that it is a sophisticated investor and it acknowledges that the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (including potential strategies, transactions, facts or circumstances that, if consummated, could be material to the Company) and that such information could be material to Seller's' decision to sell the Purchased Shares or otherwise materially adverse to Seller's interests. Seller acknowledges and agrees that the Company shall have no obligation to disclose to it any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and its Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b)       Seller further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, Seller is not relying on the Company (or any agent or representative thereof). Seller carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Seller acknowledges that neither the Company nor any of its directors, officers, subsidiaries or Affiliates has not made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)       Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act. The sale of the Purchased Shares by Seller (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Seller.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

The Company makes the following representations and warranties to Seller:

Section 4.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

Section 4.3 The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company or any of its subsidiaries, (ii) to the knowledge of the Company, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its subsidiaries is now a party or by which the Company’s or any of its subsidiaries’ properties or assets are bound or (iii) to the knowledge of the Company, any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their respective properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect.

Section 4.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against such party that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

miscellaneous

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

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Section 5.2 Notices. Any notice, request, demand, statement, authorization, approval or consent required or permitted to be made hereunder shall be in writing and shall be hand delivered or sent by Federal Express, or other reputable courier service, and shall be deemed given when received at the following addresses, if hand delivered, or sent by Federal Express or other reputable courier service:

Section 5.3

If to the Company:

445 Broadhollow Road, Suite 100
Melville, NY 11747
Attention: Richard B. Goodman, Esq.

With a copy to:

Ruskin Moscou Faltischek, P.C.

East Tower, 15th Floor

1425 RXR Plaza

Uniondale, NY 11556-1425

Attn: Steven J. Kuperschmid, Esq.

If to Seller:

Andrew Debnam

Equity Capital Markets

Mail zone XLMG5A

245 Summer Street

Boston MA 02210

With a copy to:

Andrew Boyd

Head of Global Equity Capital Markets

245 Summer Street

Boston MA 02210

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Section 5.4 Certain Definitions. As used in this Agreement, (a) the term "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof and (b) the Company and Seller will be referred to herein individually as a "party" and collectively as "parties."

Section 5.5 Specific Performance. The Company, on the one hand, and Seller, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.6 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party's rights under this Agreement in violation of the preceding sentence shall be null and void.

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Section 5.9 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.10 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.12 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably waives the right to A trial by jury.

Section 5.13 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.14 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.15 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm's length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

P&F INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

SELLERS

FIDELITY PURITAN TRUST: FIDELITY LOW-PRICED STOCK FUND

By:	/s/ Stacie M. Smith
Name: Stacie M. Smith
Title: SVP and Treasurer

FIDELITY LOW PRICED STOCK COMMINGLED POOL

By:	/s/ Stacie M. Smith
Name: Stacie M. Smith
Title: SVP and Treasurer

FIDELITY PURITAN TRUST: FIDELITY LOW-PRICED STOCK K6 FUND

By:	/s/ Stacie M. Smith
Name: Stacie M. Smith
Title: SVP and Treasurer

EXHIBIT A

SELLER	PURCHASED SHARES	PURCHASE PRICE
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund	321,334	$2,448,340
Fidelity Low Priced Stock Commingled Pool	49,000	$373,346
Fidelity Puritan Trust: Fidelity Low-Priced Stock K6 Fund	19,575	$149,148
TOTAL:	389,909	$2,970,834

EXHIBIT B

Form of Press Release

P&F Industries Inc. Announces Stock Repurchase Agreement

MELVILLE, N.Y., February __, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) announced today that it has entered into an agreement whereby the Company will repurchase 389,909 shares of its common shares from certain funds and accounts advised or subadvised by Fidelity Management & Research Company or one of its affiliates in a privately negotiated transaction at approximately $7.62 per share for a total purchase price of $2,970,834.

Richard Horowitz, Chairman and Chief Executive Officer of the Company, commented, “This transaction is a good use of capital and the repurchase should be immediately accretive to earnings per share. Management continues to believe the Company is undervalued and that this repurchase is beneficial to all stockholders.”

The repurchase is expected to close within the next one or two business days.

[P&F Information and Forward Looking Statement Language]